Exhibit 2.1

AMENDED AND RESTATED

MASTER TRANSFER AGREEMENT

among

THE FIRST AMERICAN CORPORATION,

FIRST AMERICAN REAL ESTATE INFORMATION SERVICES, INC.,

FIRST AMERICAN REAL ESTATE SOLUTIONS, LLC,

FADV HOLDINGS LLC,

and

FIRST ADVANTAGE CORPORATION

Dated as of June 20, 2005

LOSANGELES 396222 (2K)

TABLE OF CONTENTS1

ARTICLE I.
DEFINITIONS AND INTERPRETATIONS

1.1	Defined Terms	2
1.2	Principles of Construction	7

ARTICLE II.
REPRESENTATIONS OF CONTRIBUTORS

2.1	Existence and Good Standing; Binding Effect; Power.	7
2.2	Capacity; Binding Effect	8
2.3	Restrictive Documents	8
2.4	Litigation	8
2.5	Consents and Approvals; No Violations	8

ARTICLE III.
REPRESENTATIONS OF THE BUYER

3.1	Existence and Good Standing; Binding Effect; Power	9
3.2	Capacity; Binding Effect	10
3.3	Restrictive Documents	10
3.4	Litigation	10
3.5	Consents and Approvals; No Violations	10

ARTICLE IV.
THE TRANSACTION

4.1	Documents To Be Delivered by Parties	11
4.2	Closing	12

ARTICLE V.
CERTAIN COVENANTS

5.1	Conduct of Business Prior to Closing	13
5.2	Due Diligence	14
5.3	Commercially Reasonable Efforts	15
5.4	Proxy Statement	15
5.5	Authorization	16
5.6	Stockholder Approval	16
5.7	Notices of Certain Events	16
5.8	Consents and Further Assurances	17
5.9	Use of Names	17

[1]	This Table of Contents is provided for convenience only and does not form a part of this Master Transfer Agreement.

LOSANGELES 396222 (2K)	(i)

5.10	Portal Agreements	18
5.11	Bar None	18

ARTICLE VI.
CONDITIONS PRECEDENT

6.1	Conditions of all Parties	19
6.2	Conditions of FADV	20
6.3	Conditions of Contributors	24

ARTICLE VII.
TERMINATION

7.1	Events of Termination	25
7.2	Effect of Termination	27

ARTICLE VIII.
NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1	General	27

ARTICLE IX.
MISCELLANEOUS

9.1	Knowledge	27
9.2	Expenses	27
9.3	Publicity; Confidentiality	27
9.4	Governing Law; Jurisdiction	28
9.5	Notices	29
9.6	Parties in Interest	30
9.7	Counterparts	30
9.8	Entire Agreement	30
9.9	Amendments	30
9.10	Severability	30
9.11	Extension; Waiver	31
9.12	Third Party Beneficiaries	31
9.13	Consent	31

EXHIBITS

A	First American Contribution Agreement
B	FARES Contribution Agreement
C	Subordinated Promissory Note
D	GE Sublease Agreement
E	Poway Lease Agreement
F	eAppraiseIT Sublease Agreement
G	FAIG Sublease Agreement
H	Amended and Restated Services Agreement
I	Outsourcing Agreement
J	Certificate of Amendment

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AMENDED AND RESTATED

MASTER TRANSFER AGREEMENT

This AMENDED AND RESTATED MASTER TRANSFER AGREEMENT (as the same may be amended, modified and supplemented from time to time, this “Agreement”) is entered into as of June 20, 2005 by and among THE FIRST AMERICAN CORPORATION, a California corporation (“First American”); FIRST AMERICAN REAL ESTATE INFORMATION SERVICES, INC., a California corporation (“FAREISI”); FIRST AMERICAN REAL ESTATE SOLUTIONS, LLC, a California limited liability company (“FARES”); FADV HOLDINGS LLC, a Delaware limited liability company (“Newco”); and FIRST ADVANTAGE CORPORATION, a Delaware corporation (“FADV”; First American, FAREISI, FARES, Newco and First Advantage are each a “Party” and are collectively the “Parties”).

W I T N E S S E T H :

WHEREAS, First American, FAREISI, FARES and FADV previously entered into that certain Master Transfer Agreement, dated as of May 25, 2005 (the “Original Agreement”);

WHEREAS, First American, FAREISI, FARES and FADV wish to amend and restate the Original Agreement as provided herein;

WHEREAS, as of immediately prior to Closing (as defined below), Newco will be the beneficial owner of (a) all of the issued and outstanding (i) capital stock of North American CREDCO, Inc., a Delaware corporation (“NA CREDCO”); First Canadian CREDCO, Inc., an Ontario corporation (“FC CREDCO”); First American Credit Management Solutions, Inc., a Delaware corporation (“CMSI”); CMSI Credit Services, Inc., a Maryland corporation (“Credit Services”); Teletrack, Inc., a Georgia corporation (“Teletrack”); and Teletrack Canada, Inc., an Ontario corporation (“Teletrack Canada”); (ii) membership interests of CreditReportPlus, LLC, a Maryland limited liability company (“Credit Report+”); and (iii) capital stock of Bar None, Inc., a Delaware corporation (“Bar None”); and (b) 4,071,618 shares of Series A-2 Preferred Stock of DealerTrack Holdings, Inc., a Delaware corporation (“DealerTrack”), and 1,357,206 shares of Series C-3 Preferred Stock of DealerTrack (collectively, the “DealerTrack Interest”);

WHEREAS, as of immediately prior to Closing, Newco will be the record owner of all of the issued and outstanding (a) capital stock of First American Membership Services, Inc., a California corporation (“Membership Services”); and (b) membership interests of CIG Investments, LLC, a Delaware limited liability company (“CIG”);

WHEREAS, as of immediately prior to Closing, (a) FARES will be the record owner of a 50.1% membership interest in RELS, LLC, a Delaware limited liability company (“RELS”); and (b) Newco will be the owner of the securities, assets, properties and rights constituting FARES’ CREDCO Division (collectively, the “CREDCO Division”), including all of the issued and outstanding capital stock of First American Credco of Puerto Rico, Inc., a Delaware corporation (“PR CREDCO”);

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WHEREAS, the companies, assets, properties and rights referred to in the above recitals (other than the DealerTrack Interest, Bar None, RELS and the XRES Business (as defined below)) comprise First American’s Credit Information Segment (the “Business”); and

WHEREAS, First American, FAREISI, FARES and Newco (each, a “Contributor” and collectively, “Contributors”) desire to contribute or cause the contribution, and FADV desires to accept the contribution, of the Business, Bar None and the DealerTrack Interest pursuant to the terms and conditions of this Agreement and the Related Agreements (as defined below).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties hereby amend and restate the Original Agreement in its entirety as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATIONS

1.1 Defined Terms. In this Agreement the following words and expressions shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided that FADV and its Subsidiaries shall not be deemed to be Affiliates of any Contributor for purposes of this Agreement, and Contributors and their Subsidiaries shall not be deemed to be Affiliates of FADV for purposes of this Agreement.

“Agreement” has the meaning provided in the introductory paragraph.

“Assignment and Assumption Agreement” has the meaning provided in Section 4.1(o).

“Assignment of Intellectual Property” has the meaning provided in Section 4.1(p).

“Audited Financial Statements” has the meaning provided in Section 6.2(l).

“Bill of Sale” has the meaning provided in Section 4.1(n).

“Beaverton Lease Assignment” has the meaning provided in Section 4.1(f).

“Business” has the meaning provided in the sixth recital.

“Business Day” means any day, other than a Saturday, Sunday or other day on which banks located in Los Angeles, California or St. Petersburg, Florida are authorized or required by law to close.

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“Certificate of Amendment” has the meaning provided in Section 5.4.

“CIG” has the meaning provided in the fourth recital.

“Class A Common Stock” means FADV’s Class A common stock, par value $0.001 per share.

“Class B Common Stock” means FADV’s Class B common stock, par value $0.001 per share.

“Closing” has the meaning provided in Section 4.2.

“Closing Date” has the meaning provided in Section 4.2.

“CMSI” has the meaning provided in the third recital.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” and “Companies” means, as the context requires, any or all of NA CREDCO; FC CREDCO; CMSI; Credit Services; Teletrack; Teletrack Canada; Credit Report+; Membership Services; CIG; and PR CREDCO.

“Confidentiality Agreement” has the meaning provided in Section 5.2(c).

“Contract” means any contract, agreement, understanding, note, bond, mortgage, indenture, guarantee, license, franchise, commitment, lease or instrument, whether oral or written, including all amendments and supplements thereto and restatements thereof.

“Contribution Agreement” and “Contribution Agreements” means the First American Contribution Agreement and/or the FARES Contribution Agreement, as the context may require.

“Contributor” and “Contributors” has the meaning provided in the seventh recital.

“CREDCO Division” has the meaning provided in the fifth recital.

“Credit Report+” has the meaning provided in the third recital.

“Credit Services” has the meaning provided in the third recital.

“DealerTrack” has the meaning provided in the third recital.

“DealerTrack Interest” has the meaning provided in the third recital.

“eAppraiseIT Sublease” has the meaning provided in Section 4.1(i).

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“Ellie Mae” has the meaning provided in Section 5.10(a).

“Encumbrances” means all liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements and any other encumbrances and other restrictions or limitations on use or irregularities in title thereto.

“Entity” means any Person that is not a natural person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FADV” has the meaning provided in the introductory paragraph.

“FADV Note” has the meaning provided in Section 2.6.

“FAIG Sublease” has the meaning provided in Section 4.1(j).

“FAREISI” has the meaning provided in the introductory paragraph.

“FARES” has the meaning provided in the introductory paragraph.

“FARES Contribution Agreement” has the meaning provided in Section 4.1(b).

“FC CREDCO” has the meaning provided in the third recital.

“Final Proxy Statement” has the meaning provided in Section 5.4.

“First American” has the meaning provided in the introductory paragraph.

“First American Contribution Agreement” has the meaning provided in Section 4.1(a).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“GE Sublease” has the meaning provided in Section 4.1(d).

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Indebtedness” of any Person shall mean and include (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all stockholder notes and “earn-out” payments, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or

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obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) indebtedness secured by an Encumbrance on assets or properties of such Person, (f) obligations under any interest rate, currency or other hedging agreement or (g) guarantees or other contingent liabilities (including so-called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (f) above.

“Independent Committee” has the meaning provided in Section 6.1(f).

“Material Adverse Effect” means, (a) when used with respect to any Contributor, (i) any material adverse change in or effect on the properties, assets, businesses, liabilities, results of operations or condition (financial or otherwise) of the Business, taken as a whole, and (ii) any materially adverse change in or effect on (including any material delay) the ability of such Contributor to perform its respective obligations under this Agreement or any Related Agreement to which such Contributor is a party, (b) when used with respect to the Business, (i) any material adverse change in or effect on the properties, assets, businesses, liabilities, results of operations or condition (financial or otherwise) of the Business, taken as a whole, and (c) when used with respect to FADV, (i) any material adverse change in or effect on the properties, assets, businesses, liabilities, results of operations or condition (financial or otherwise) of FADV and its Subsidiaries, taken as a whole, and (ii) any materially adverse change in or effect on (including any material delay) the ability of FADV to perform its obligations under this Agreement or any Related Agreement to which FADV is a party; provided, however, that the term “Material Adverse Effect” shall not include any adverse change or effect that is proximately caused by (1) conditions affecting the United States economy generally or the economy of the regions in which the applicable Person and its Subsidiaries (if any), taken as a whole, conducts a material part of its business, (2) changes in financial markets, (3) conditions affecting the industries in which the applicable Person and its Subsidiaries (if any) compete or (4) the announcement, or other disclosure, of the Transaction (to the extent such announcement or disclosure is not effected in contravention of any term of this Agreement) or the consummation of the Transaction (including compliance by such Person with its covenants hereunder).

“Membership Services” has the meaning provided in the fourth recital.

“NA CREDCO” has the meaning provided in the third recital.

“Newco” has the meaning provided in the introductory paragraph.

“New York Lease Assignment” has the meaning provided in Section 4.1(g).

“Officer” has the meaning provided in Rule 16a-1(f) promulgated under the Exchange Act.

“Ordinary Course” means, with respect to any Person, the ordinary course of commercial operations customarily engaged in by such Person, consistent with past practices (including with respect to quantity and frequency).

“Original Agreement” has the meaning provided in the first recital.

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“Party” or “Parties” has the meaning provided in the introductory paragraph.

“Person” means and includes any individual, partnership, joint venture, association, joint stock company, corporation, trust, limited liability company, unincorporated organization, a group and a government or other department, agency or political subdivision thereof.

“Portal Agreement” and “Portal Agreements” have the meanings provided in Section 5.10.

“Poway Lease” has the meaning provided in Section 4.1(e).

“PR CREDCO” has the meaning provided in the fifth recital.

“Preliminary Proxy Statement” has the meaning provided in Section 5.4.

“Related Agreements” has the meaning provided in Section 4.1.

“RELS” has the meaning provided in the fifth recital.

“SEC” has the meaning provided in Section 5.4.

“Standstill Agreement” has the meaning provided in Section 6.3(i).

“Stockholders Meeting” has the meaning provided in Section 5.6(b).

“Subsidiary” means, with respect to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (b) any Entity (other than a corporation) in which such Person and/or one more Subsidiaries of such Person has more than a 50% equity interest or otherwise controls the management and affairs of such Entity (including the power to veto any material act or decision); provided that FADV and its Subsidiaries shall not be deemed to be Subsidiaries of First American for purposes of this Agreement.

“Teletrack” has the meaning provided in the third recital.

“Teletrack Canada” has the meaning provided in the third recital.

“Transaction” means the contribution of the Business, Bar None and the DealerTrack Interest to FADV pursuant to the Related Agreements and the other transactions contemplated by this Agreement and the Related Agreements.

“XRES Business” has the meaning provided in FARES Contribution Agreement.

“XRES Lease Assignment” has the meaning provided in Section 4.1(h).

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1.2 Principles of Construction.

(a) All references to Articles, Sections and subsections are to Articles, Sections and subsections in this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.”

(b) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(c) In the computation of periods of time from a specified date to a later specified date, the words “from” and “within” mean “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

(e) In the event that the final day of any time period provided herein does not fall on a Business Day, such time period shall be extended such that the final day of such period shall fall on the next Business Day thereafter.

(f) This Agreement is the result of negotiations among and has been reviewed by each Party’s counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party’s involvement in its preparation.

ARTICLE II.

REPRESENTATIONS OF CONTRIBUTORS

Each Contributor severally, and not jointly, represents, warrants and agrees in favor of FADV, as of the date of this Agreement and as of the Closing Date (unless a representation speaks as of a specific date, in which case, as of such date), as follows:

2.1 Existence and Good Standing; Binding Effect; Power.

(a) Each of First American and FAREISI (i) is a corporation validly existing and in good standing under the laws of the State of California and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) FARES (i) is a limited liability company validly existing and in good standing under the laws of the State of California and (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(c) Newco (i) is a limited liability company validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

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2.2 Capacity; Binding Effect. Each Contributor has the requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each Contributor has been duly authorized and approved by all necessary organizational action of such Contributor. This Agreement has been duly executed and delivered by each Contributor, and assuming the due execution and delivery of the other Parties hereto, constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

2.3 Restrictive Documents. Assuming the receipt of any and all consents of third parties in connection with the contribution of the Business, Bar None and the DealerTrack Interest to FADV under the Related Agreements (other than the consents listed on Schedule 6.2(f)), no Contributor is subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, Contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would reasonably be expected to have a material adverse effect on (including any material delay) the ability of such Contributor to perform its respective obligations under this Agreement or any Related Agreement to which such Contributor is a party.

2.4 Litigation. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the knowledge of any Contributor any investigation by) any Governmental Entity or other instrumentality or agency, pending, or, to the knowledge of any Contributor, threatened, against or affecting such Contributor that would reasonably be expected to have a material adverse effect on (including any material delay) the ability of such Contributor to perform its respective obligations under this Agreement or any Related Agreement to which such Contributor is a party. No Contributor is subject to any judgment, order or decree entered in any lawsuit or proceeding which would reasonably be expected to have a material adverse effect on (including any material delay) the ability of such Contributor to perform its respective obligations under this Agreement or any Related Agreement to which such Contributor is a party.

2.5 Consents and Approvals; No Violations. The execution and delivery of this Agreement by each Contributor and the consummation of the transactions contemplated hereby by each Contributor will not (a) violate any provision of its organizational documents, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any Governmental Entity applicable to such Contributor, (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity having authority over such Contributor, or (d) require any consent or approval of, or the giving of any notice to, any shareholder or member of any Contributor other than the notice and consent contemplated by Section 6.1(i), (e) assuming the receipt of any and all consents of third parties in connection with the contribution of the Business, Bar None and the DealerTrack Interest to FADV under the Related Agreements (other than the consents listed on Schedule 6.2(f)), result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any

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right of termination, cancellation, payment or acceleration) under, increase in obligations or loss of rights, or result in the creation of any Encumbrance upon any of the properties or assets of the Business under, any of the terms, conditions or provisions of any Contract to which such Contributor or any of its Affiliates is a party and which relates to the Business, or by which such Contributor’s or its Affiliates’ properties or assets constituting all or a part of the properties or assets of the Business may be bound.

2.6 Newco. Newco is a newly formed entity that (a) immediately prior to consummation of the Transaction will be owned 61.25% by First American, 1.16% by FAREISI, and 37.58% by FARES, (b) has not conducted, and will not prior to Closing conduct, any business other than (i) the receipt of the Business, Bar None, the XRES Business, the DealerTrack Interest and the Promissory Note in the original principal amount of $20 million, dated as of April 27, 2004, made by FADV in favor of First American (the “FADV Note”), from the other Contributors by way of a contribution immediately prior to Closing substantially on the terms described to FADV in connection with the amendment and restatement of the Original Agreement and (ii) upon consummation of the Transaction, the contribution of the Business, Bar None, the XRES Business and the DealerTrack Interest to FADV or its wholly-owned Subsidiary pursuant to this Agreement and the Related Agreements, (c) has no indebtedness or other liabilities, whether contingent or otherwise, other than (i) its obligations under and as contemplated by this Agreement and the Related Agreements and (ii) the indebtedness and other liabilities of the Business, Bar None, the XRES Business, the DealerTrack Interest and the FADV Note during the period from its receipt of the contribution of the Business, Bar None, the XRES Business, the DealerTrack Interest and the FADV Note from the other Contributors to its contribution thereof to FADV or its wholly-owned Subsidiary pursuant to the terms hereof and the Related Agreements, and (d) has not and will not, during the period from its receipt of the contribution of the Business, Bar None, the XRES Business, the DealerTrack Interest and the FADV Note from the other Contributors to its contribution thereof to FADV or its wholly-owned Subsidiary pursuant to the terms hereof and the Related Agreements, changed or modified any of the assets or liabilities related to the Business, Bar None, the XRES Business, the DealerTrack Interest or the FADV Note.

ARTICLE III.

REPRESENTATIONS OF THE BUYER

FADV represents, warrants and agrees in favor of each Contributor, as of the date of this Agreement and as of the Closing Date (unless a representation or warranty speak as of a specific date, in which case, as of such date), as follows:

3.1 Existence and Good Standing; Binding Effect; Power. FADV (i) is a corporation validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified and/or licensed to conduct its business, and is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on FADV.

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3.2 Capacity; Binding Effect. FADV has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and, assuming the stockholders of FADV and the Independent Committee (as defined below) duly approve of the transactions contemplated by this Agreement as required by Sections 6.1(d) and (f), respectively, performance of this Agreement by FADV has been duly authorized and approved by all necessary corporate and stockholder action of FADV. This Agreement has been duly executed and delivered by FADV, and assuming the due execution and delivery of the other Parties hereto, constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable principles relating to or affecting the rights of creditors generally from time to time in effect.

3.3 Restrictive Documents. FADV is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, Contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would reasonably be expected to have a material adverse effect on (including any material delay) the ability of FADV to perform its obligations under this Agreement or any Related Agreement to which FADV is a party.

3.4 Litigation. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the knowledge of FADV any investigation by) any Governmental Entity or other instrumentality or agency, pending, or, to the knowledge of FADV, threatened, against or affecting FADV that would reasonably be expected to have a material adverse effect on (including any material delay) the ability of FADV to perform its obligations under this Agreement or any Related Agreement to which FADV is a party. FADV is not subject to any judgment, order or decree entered in any lawsuit or proceeding which would reasonably be expected to have a material adverse effect on (including any material delay) the ability of FADV to perform its obligations under this Agreement or any Related Agreement to which FADV is a party.

3.5 Consents and Approvals; No Violations. Assuming the approval of the stockholders of FADV required by Section 6.1(d), and the filing of the Certificate of Amendment with the Delaware Secretary of State, the execution and delivery of this Agreement by FADV and the consummation of the transactions contemplated hereby by FADV will not (a) violate any provision of its organizational documents, (b) violate any statute, ordinance, rule, regulation, order or decree of any court or any Governmental Entity applicable to FADV, (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity having authority over FADV, or (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of FADV under, any of the terms, conditions or provisions of any Contract to which FADV is a party, or by which FADV or any of its properties or assets may be bound.

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ARTICLE IV.

THE TRANSACTION

4.1 Documents To Be Delivered by Parties. FADV and each applicable Contributor will deliver, and each will cause each of its appropriate Affiliates to deliver, as applicable, at Closing the following documents (collectively, and together with all agreements, certificates and documents contemplated by such agreements, the “Related Agreements”):

(a) a Contribution Agreement among First American, FAREISI, Newco and FADV substantially in the form attached hereto as Exhibit A (the “First American Contribution Agreement”);

(b) a Contribution Agreement among FARES, Newco and FADV substantially in the form attached hereto as Exhibit B (the “FARES Contribution Agreement”);

(c) a Subordinated Promissory Note between First American and FADV substantially in the form attached hereto as Exhibit C;

(d) a Sublease Agreement among General Electric Capital Corporation, FARES and FADV substantially in the form attached hereto as Exhibit D (the “GE Sublease”);

(e) a Lease Agreement between First American Title Insurance Company and FADV relating to the buildings located at 12385 and 12395 First American Way, Poway, California, 92064, substantially in the form attached hereto as Exhibit E (the “Poway Lease”);

(f) an Assignment of Lease Agreement and Consent among FARES, FADV and Opus Northwest, LLC in form and substance reasonably satisfactory to FARES, FADV and Opus Northwest, LLC (the “Beaverton Lease Assignment”), pursuant to which FARES will assign its rights, and FADV will assume FARES’ obligations, under the Lease Agreement, dated as of September 14, 2002, between Opus Northwest, LLC and FARES, relating to the property located at 1500 S.W. Bethany Boulevard, Suite 300, Beaverton, Oregon 97006.

(g) an Assignment of Lease Agreement and Consent among FARES, FADV and MagnaCare LLC in form and substance reasonably satisfactory to FARES, FADV and MagnaCare LLC (the “New York Lease Assignment”), pursuant to which FARES will assign its rights, and FADV will assume FARES’ obligations, under the Lease Agreement, dated as of August 18, 2004, between MagnaCare LLC and FARES d/b/a the CREDCO Division, relating to the property located at 825 East Gate Boulevard, Garden City, New York, 11530.

(h) an Assignment of Lease Agreement and Consent among FARES, FADV and Executive IV, LLC in form and substance reasonably satisfactory to FARES, FADV and Executive IV, LLC (the “XRES Lease Assignment”), pursuant to which FARES will assign its rights, and FADV will assume FARES’ obligations, under the Lease Agreement, dated November 27, 2001, between Executive IV, LLC and CBA Information Services, as amended by the First Amendment to Lease Agreement, as assigned to Experian Affiliate Acquisition, LLC pursuant to that certain Assignment and Assumption of Lease Agreement, dated January 23, 2004, between CBA Information Services and Experian Affiliate Acquisition, LLC and consented to by Executive IV, LLC, and as assigned to FARES pursuant to that certain Assignment and Assumption of Lease Agreement, dated March 30, 2005, between Experian Affiliate Acquisition, LLC and FARES and consented to by Executive IV, LLC;

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(i) a Sublease Agreement between First American Title Insurance Company and FADV relating to the portion of the buildings located at 12385 and 12395 First American Way, Poway, California, 92064, used by eAppraiseIT, LLC, substantially in the form attached hereto as Exhibit F (the “eAppraiseIT Sublease”);

(j) a Sublease Agreement between First American Title Insurance Company and FADV relating to the portion of the buildings located at 12385 and 12395 First American Way, Poway, California, 92064, used by First American Interactive Group, substantially in the form attached hereto as Exhibit G (the “FAIG Sublease”);

(k) an Amended and Restated Services Agreement between First American and FADV substantially in the form attached hereto as Exhibit H;

(l) an Outsourcing Agreement between First American and FADV substantially in the form attached hereto as Exhibit I;

(m) a Registration Rights Agreement between Experian Information Solutions, Inc. and FADV in form and substance reasonably satisfactory to FARES and FADV;

(n) one or more bills of sale in form and substance reasonably satisfactory to FARES and FADV (including the Independent Committee) (each, a “Bill of Sale”);

(o) one or more assignment and assumption agreements in form and substance reasonably satisfactory to FARES and FADV (including the Independent Committee) as reasonably requested by FADV to more fully assign to FADV the CREDCO Division (each, an “Assignment and Assumption Agreement”); and

(p) one or more assignment of intellectual property agreements relating to the assignment by Contributors of certain intellectual property used in the Business to FADV in form and substance reasonably satisfactory to FARES and FADV (each, an “Assignment of Intellectual Property”).

4.2 Closing. The closing of the contribution of the Business, Bar None and the DealerTrack Interest to FADV and the issuance of the Class B Common Stock under this Agreement and the Related Agreements (the “Closing”) shall take place at 10:00 a.m. local time at the offices of First American, 1 First American Way, Santa Ana, California, 92707, on July 31, 2005, or if later, as soon as practicable after all conditions precedent to the Closing described in Sections 6.1, 6.2 and 6.3 are met or waived, or such other date as First American and FADV (including the Independent Committee) shall mutually agree (the “Closing Date”).

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ARTICLE V.

CERTAIN COVENANTS

5.1 Conduct of Business Prior to Closing.

(a) Except as otherwise expressly contemplated by this Agreement or the Related Agreements, during the period from the date of this Agreement to the Closing Date, each Contributor shall cause the Business to be conducted only according to the Ordinary Course. Except as otherwise expressly contemplated by this Agreement or the Related Agreements, during the period from the date of this Agreement to the Closing Date, each Contributor shall use commercially reasonable efforts to preserve its business organizations, to keep available the services of its key officers, and to substantially maintain current relationships with material licensors, suppliers, distributors, customers and other third party business relationships; provided, however, that nothing in this sentence shall require any Contributor or its Affiliates to (1) take any action or refrain from taking any action that could cause a breach of any representation or warranty of the Contributors in this Agreement or in any of the Related Agreements, (2) repay any loan agreement or Contract for borrowed money in whole or in part, except as currently required by its terms, (3) amend any Contract to increase the amount payable thereunder or otherwise to be more burdensome to any Contributor or its Affiliates, (4) make any cash payment, provide any guaranty or relinquish any property or contractual rights, or (5) be required to commit to any divestiture transaction, agree to sell or hold separate or agree to license to competitors of such Contributor or its Affiliates, before or after the Closing Date, any of such Contributor’s or its Affiliates’ businesses, product lines, properties or assets (other than the Business pursuant to this Agreement and the Related Agreements), or agree to any changes or restrictions in the operation of such businesses, product lines, properties or assets. Without limiting the immediately preceding sentence, prior to the Closing Date, except as may be first approved in writing by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of FADV or as expressly permitted by this Agreement or in the Related Agreements, each Contributor shall, and shall cause each Company to, cause the Business to refrain from:

(i) increasing its Indebtedness;

(ii) canceling or waiving any claim or right of substantial value;

(iii) selling, leasing or otherwise disposing of any material asset or property used by the Business, other than in the Ordinary Course;

(iv) entering into any Contract that is reasonably expected to generate annual revenue in excess of $1,000,000, or amending any Contract that generated revenue in excess of $1,000,000 for the twelve month period ended April 30, 2005;

(v) liquidating or dissolving;

(vi) changing its capital structure;

(vii) entering into or amending any Contract with an Affiliate of any Contributor (or any director or Officer of a Contributor or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in

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Rule 12b-2 and Rule 16a-1 promulgated under the Exchange Act) of any such director or Officer, other than Experian Information Solutions, Inc. and its Affiliates) other than on arms-length terms; and

(viii) writing off as uncollectible any notes or accounts receivable of the Business, except write-offs in the Ordinary Course.

(b) Except as otherwise expressly contemplated by this Agreement or the Related Agreements, during the period from the date of this Agreement to the Closing Date, each Contributor shall cause the business of Bar None and the XRES Business to be conducted only according to the Ordinary Course.

5.2 Due Diligence.

(a) FADV may, prior to the Closing Date, directly or through its representatives and advisers, review the properties, books and records of the Business and Bar None to the extent FADV deems reasonably necessary to familiarize itself with such properties, books and records, in a manner so as not to interfere with the normal business operation of the Business, Bar None and the Companies. Prior to the Closing Date, each Contributor shall, and shall cause each Company and Bar None, to permit FADV and its representatives to have reasonable access during normal business hours to the business operations, properties, and books and records of the Business and Bar None, and to cause the officers of each Contributor and each Company and Bar None to furnish FADV, subject to compliance by Contributors, Bar None and the Companies with all applicable restrictions imposed by law, rule, regulation or court order and subject to compliance by FADV and its representatives with the restrictions contained in any confidentiality agreement entered into by FADV, Contributors, Bar None or the Companies, the existence of which has been disclosed, with such financial and operating data and other information with respect to the Business and Bar None as FADV shall from time to time reasonably request, in a manner so as not to interfere with the normal business operation of the Business or Bar None.

(b) First American may, prior to the Closing Date, directly or through its representatives and advisers, review the properties, books and records of FADV to the extent First American deems reasonably necessary to familiarize itself with such properties, books and records, in a manner so as not to interfere with the normal business operation of the FADV and its Subsidiaries. Prior to the Closing Date, FADV shall, and shall cause its Subsidiaries to, permit First American and its representatives to have reasonable access during normal business hours to the business operations, properties, and books and records of FADV and its Subsidiaries, and to cause the officers of FADV and its Subsidiaries to furnish First American, subject to compliance by FADV with all applicable restrictions imposed by law, rule, regulation or court order and subject to compliance by Contributors and their representatives with the restrictions contained in any confidentiality agreement entered into by FADV, Contributors or the Companies, the existence of which has been disclosed, with such financial and operating data and other information with respect to FADV and its Subsidiaries as First American shall from time to time reasonably request, in a manner so as not to interfere with the normal business operation of FADV.

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(c) In the event of a termination of this Agreement, FADV shall, and shall cause its Subsidiaries and each of their representatives and advisers to, keep confidential any information obtained from Contributors and any Subsidiaries thereof concerning any Contributor and its Subsidiaries and, at the request of any Contributor, shall return to Contributors all copies of any schedules, statements, documents or other written information obtained in connection herewith. In the event of a termination of this Agreement, Contributors shall, and shall cause their Subsidiaries and each of their representatives and advisers to, keep confidential any information obtained from FADV and any Subsidiaries thereof concerning FADV and its Subsidiaries and, at the request of FADV, shall return to FADV all copies of any schedules, statements, documents or other written information obtained in connection herewith. The Confidentiality Agreement between First American and FADV dated as of February 4, 2005 (the “Confidentiality Agreement”) shall remain in full force and effect.

5.3 Commercially Reasonable Efforts. Subject to Section 5.8, until such time as this Agreement is terminated pursuant to Section 7.1, FADV and each Contributor shall each cooperate and use its respective commercially reasonable efforts to take, or cause to be taken, all necessary action, and to make, or cause to be made, all filings necessary under applicable laws and regulations to consummate and make effective the Transaction, including its respective commercially reasonable efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are necessary for consummation of the Transaction and to fulfill the conditions to the Transaction.

5.4 Proxy Statement. As soon as practicable following the date of this Agreement, FADV shall prepare and file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and proxy meeting the requirements of Regulation 14A under the Exchange Act (the “Preliminary Proxy Statement”) describing, among other things, the Transaction, and the proposals to be voted on by the stockholders of FADV at the Stockholders Meeting (as defined below), including (a) the approval of this Agreement, the Related Agreements and the Transaction by a majority of shares of Class A Common Stock (calculated without giving effect to beneficial holdings of Common Stock by First American, its Affiliates (including directors and officers of First American and its Affiliates), Donald Robert, and any member of management of FADV) present in person or represented by proxy at the Stockholders Meeting, and by a majority of shares of Common Stock present in person or represented by proxy at the Stockholders Meeting, and (b) the approval of an amendment to FADV’s Certificate of Incorporation substantially in the form of Exhibit J hereto (the “Certificate of Amendment”) by a majority of outstanding shares of Class A Common Stock (calculated without giving effect to beneficial holdings of Common Stock by First American, its Affiliates (including directors and officers of First American and its Affiliates), Donald Robert, and any member of management of FADV), and by a majority of outstanding shares of Common Stock. At the earliest time permitted by Rule 14a-6 of the Exchange Act, FADV shall prepare and file with the SEC a final proxy statement and proxy meeting the requirements of Regulation 14A under the Exchange Act covering the foregoing and, if necessary, including disclosure required by Nasdaq Marketplace Rule 4350(i)(2) (the “Final Proxy Statement”). Final forms of the Preliminary Proxy Statement and the Final Proxy Statement shall be subject to approval by First American, such approval not to be unreasonably withheld, conditioned or delayed. FADV shall use all commercially reasonable efforts to cause the Final Proxy Statement to be mailed as promptly as reasonably practicable. Each Party shall take such action as the other Parties may reasonably

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request in connection with the preparation and filing of the Preliminary Proxy Statement and the Final Proxy Statement. If at any time prior to the mailing of the Final Proxy Statement any event or information should be discovered by any Party that should be set forth in the Final Proxy Statement, the Party discovering such event or information shall promptly inform the other Parties, and to the extent required by law, FADV will promptly file a revised proxy statement and proxy with the SEC and disseminate such revised proxy statement and proxy to FADV’s stockholders as promptly as practicable.

5.5 Authorization. FADV has, or before the Closing Date will have, authorized the issuance and sale pursuant to the Contribution Agreements of 29,073,170 shares of its Class B Common Stock, plus an additional number of shares of its Class B Common Stock sufficient to (a) pay the DealerTrack Earnout (as defined in the First American Contribution Agreement) in full and (b) repay in full the amounts owing under the FADV Note in accordance with the First American Contribution Agreement. FADV has, or before the Closing will have, taken all action required under applicable federal and state laws in connection with the issuance of shares of Class B Common Stock in connection with the Transaction.

5.6 Stockholder Approval. Prior to Closing, FADV, acting through its Board of Directors, shall, in accordance with applicable law:

(a) mail a copy of the Final Proxy Statement to each of its stockholders;

(b) promptly and duly call, give notice of, convene and hold a special or annual meeting of its stockholders (the “Stockholders Meeting”) for the purpose of voting upon this Agreement and the Related Agreements, the Certificate of Amendment and the Transaction, and FADV agrees that this Agreement, the Related Agreements, the Certificate of Amendment and the Transaction shall be submitted for approval at the Stockholders Meeting; and

(c) use its commercially reasonable efforts to obtain the stockholder approvals required by Section 6.1(d); provided, that nothing herein shall require any member of the Board of Directors of FADV to take any action that is inconsistent with his or her fiduciary duties under Delaware law.

5.7 Notices of Certain Events. Prior to Closing, each Contributor, on the one hand, and FADV, on the other:

(a) may elect at any time to notify the other Parties (i) of any development causing a breach or potential breach of any of its representations and warranties in this Agreement or any Related Agreement to which it is a party, or (ii) if the schedules to any Related Agreement deliverable by such Party are not true and accurate in all material respects; and

(b) shall promptly deliver written notice to the other Parties if it obtains knowledge that (i) the representations and warranties of such other Party or Parties, as the case may be, in this Agreement or the Related Agreements to which it is or they are a party are not true and accurate in all material respects, or (ii) the schedules to any Related Agreement deliverable by such other Party or Parties, as the case may be, are not true and accurate in all material respects.

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Notwithstanding the foregoing, unless FADV or any Contributor has the right to terminate this Agreement pursuant to Section 7.1(i), (j), (k) or (l) by reason of any of the foregoing and exercises that right within the period of time provided in such Sections, the notice of the foregoing will be deemed to have amended the disclosure schedules delivered by any Contributor or FADV, respectively, to have qualified the representations and warranties of such Parties in the relevant Articles of the First American Contribution Agreement or the FARES Contribution Agreement, as applicable, and to have cured any misrepresentation or breach of warranty that otherwise might have existed under such Contribution Agreement by reason of the development.

5.8 Consents and Further Assurances.

(a) Each Contributor agrees that it will, and it will cause the Companies and Bar None to, use commercially reasonable efforts to obtain the written consent of any other necessary party to the assignment of any Contract or undertaking constituting a part of the Business to be transferred under the Related Documents and, to the extent that any such Contract or undertaking requiring such consent is transferred or assigned pursuant to the terms of the Related Agreements without such consent, each Contributor shall, and shall cause the Companies and Bar None to, cooperate with FADV in any lawful arrangement designed to provide FADV the benefits of such Contract or undertaking; provided, however, that, in order to obtain any such consent, no (a) loan agreement or Contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, (b) Contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to any Contributor or its Affiliates, (c) Contributor or its Affiliates shall be required to make any cash payment, provide any guaranty or relinquish any property or contractual rights and (d) Contributor or its Affiliates shall, and no Contributor or its Affiliates shall be required to, commit to any divestiture transaction, agree to sell or hold separate or agree to license to competitors of such Contributor or its Affiliates, before or after the Closing Date, any of such Contributor’s or its Affiliates’ businesses, product lines, properties or assets, or agree to any changes or restrictions in the operation of such businesses, product lines, properties or assets.

(b) Subject to the proviso in (a) above, on or after the Closing Date and without further consideration, FADV and each Contributor shall from time to time execute and deliver such further instruments of conveyance, assignment and transfer and shall take, or cause to be taken, such other action as any other Party may reasonably request for the more effective conveyance, assignment and transfer to FADV of any part of the Business as contemplated by this Agreement and the Related Agreements, and each shall lend its assistance in the effectuation of the intentions and purposes of this Agreement and the Related Agreements.

5.9 Use of Names.

(a) Notwithstanding any other provision of this Agreement and the Related Agreements, no interest in or right to use the names “The First American Corporation,” “First American Real Estate Solutions,” “First American Information Services,” “First American” or any derivation thereof, or the respective logos, names, trademarks, service marks, trade names or any derivatives thereof, are being transferred hereunder or under the Related Agreements.

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(b) FADV agrees that it will as promptly as practicable, but in any event within one hundred eighty (180) calendar days following the date of delivery of a written request by First American, cause any of its Subsidiaries to change its corporate name and/or the name under which it does business to remove “First American” and any derivations thereof. FADV further agrees that it will, and will cause its Subsidiaries to, as promptly as practicable, but in any event within one hundred eighty (180) calendar days following the date of delivery of a written request by First American, discontinue the use of “First American” and all logos, names, trademarks, service marks, trade names or any derivatives thereof, and to remove or obliterate them from all signs, packaging stock, letterhead, labels, websites, and other materials used or produced by FADV or its Subsidiaries and Affiliates, except as otherwise permitted by Contributors.

5.10 Portal Agreements. From and after the Closing, FADV agrees to perform the obligations of First American, FAREISI, FARES and their respective Affiliates (including the CREDCO Division) with respect to the provision of credit reports and related products and services under the following agreements (each, a “Portal Agreement” and collectively, the “Portal Agreements”):

(a) the Services Agreement, dated as of February 1, 2001, by and between Ellie Mae, Inc. (“Ellie Mae”) and First American, as amended by Amendment No. 1 to Services Agreement, dated as of October 12, 2001, by and between Ellie Mae and First American and by Amendment No. 2 to Services Agreement, dated as of June 10, 2002 by and between Ellie Mae and First American; and

(b) the Retained Portal Agreements (as defined in the FARES Contribution Agreement);

as each such Portal Agreement existed on the date hereof. FADV shall fulfill such obligations under the Portal Agreements in the same or better manner and with the same or better quality as First American, FAREISI, FARES and their respective Affiliates (including the CREDCO Division) were fulfilling their respective obligations thereunder prior to the Closing. FADV’s obligations under each Portal Agreement pursuant to this Section 5.10 shall expire upon the expiration of the term of such Portal Agreement, as such term was specified in the relevant Portal Agreement on the date hereof. To the extent First American, FAREISI, FARES or one of their respective Affiliates receives payment for services rendered by FADV pursuant to this Section 5.10, First American, FARESISI or FARES shall, or shall cause such Affiliates to, remit to FADV such payment within five (5) Business Days of receipt thereof.

5.11 Bar None. Within thirty (30) days of the date hereof, First American shall contribute to Bar None an amount in cash equal to $1,500,000. Prior to Closing, First American shall not permit Bar None to pay any cash dividends or other distributions to its stockholders. On or prior to Closing, First American shall assume the obligations of Bar None under the Promissory Note, dated May 25, 2005, in the original principal amount of $1,000,000, made by Bar None in favor of Francis A. Tarkenton.

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ARTICLE VI.

CONDITIONS PRECEDENT

6.1 Conditions of all Parties. The obligation of each of the Parties to consummate the Transaction is subject to the satisfaction or waiver by such Party (including, in the case of FADV, the Independent Committee) on or before the Closing, of the following conditions precedent:

(a) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any Governmental Entity which prohibits or restrains the consummation of the Transaction and which is in effect on the Closing Date.

(b) Statutes; Governmental Approvals. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits the consummation of the Transaction; all governmental and other consents and approvals necessary to permit the consummation of the Transaction shall have been received; any waiting period (and any extension thereof) in connection with the foregoing shall have expired or been terminated.

(c) No Litigation. As of the Closing Date, no action or proceedings shall have been threatened or instituted before a court or other Governmental Entity or by any public authority challenging the legality of the Transaction, or restraining or prohibiting the consummation of the Transaction.

(d) Stockholders Meeting; Approval of FADV’s Stockholders. The Stockholders Meeting shall have occurred and (i) this Agreement, the Related Agreements and the Transaction shall have been duly approved by a majority of shares of Class A Common Stock (calculated without giving effect to beneficial holdings of Common Stock by First American, its Affiliates (including directors and officers of First American and its Affiliates), Donald Robert, and any member of management of FADV) present in person or represented by proxy at the Stockholders Meeting, and by a majority of shares of Common Stock present in person or represented by proxy at the Stockholders Meeting, and (ii) the Certificate Amendment shall have been duly approved by a majority of outstanding shares of Class A Common Stock (calculated without giving effect to beneficial holdings of Common Stock by First American, its Affiliates (including directors and officers of First American and its Affiliates), Donald Robert, and any member of management of FADV), and by a majority of outstanding shares of Common Stock or such other vote as may be required under applicable law and FADV’s certificate of incorporation and bylaws, and the Stockholders Meeting and such stockholder approvals shall have been obtained in accordance with applicable law and FADV’s certificate of incorporation and bylaws.

(e) Certificate of Amendment. The Certificate of Amendment shall have been filed with the Delaware Secretary of State and all proceedings necessary therefor shall have been taken by FADV and its directors and stockholders.

(f) FADV Board Committee Approval. In addition to the approval of the FADV’s Board of Directors required under Delaware law, a committee of independent directors

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appointed by FADV’s Board of Directors meeting independence requirements of Nasdaq Marketplace Rule 4200(15) (the “Independent Committee”) shall have, at a meeting duly called and held in accordance with FADV’s certificate of incorporation and bylaws, acting with a quorum throughout, (i) approved this Agreement, the Related Agreements and the Transaction for purposes of Nasdaq Marketplace Rule 4350(h), (ii) determined that the Transaction, taken as a whole, is fair to and in the best interests of the stockholders of FADV, and (iii) resolved to recommend that the stockholders of FADV approve this Agreement, the Related Agreements and the Transaction, including the adoption and filing of the Certificate of Amendment.

(g) Contributor Board Approval. First American’s Board of Directors shall have approved of this Agreement, the Transaction and each Related Agreement.

(h) Note. The original FADV Note shall have been delivered to Newco and marked “Cancelled.”

(i) Consent. Experian Information Solutions, Inc. shall have provided to FARES a written consent to FARES’ participation in the Transaction in form and substance reasonably satisfactory to First American and FADV.

6.2 Conditions of FADV. The obligation of the FADV to consummate the Transaction is additionally subject to the satisfaction or waiver by FADV (including the Independent Committee) on or before the Closing Date of the following conditions precedent:

(a) Truth of Representations and Warranties. The representations and warranties of each Contributor contained herein and in the Related Agreements to which such Contributor is a party shall be true and accurate in all material respects, in each case at and as of the date of this Agreement or such Related Agreement, as applicable, and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of another date (in which case such representation and warranty shall be true and accurate in all material respects as of such date) or as expressly provided for in this Agreement or a Related Agreement), and an officer of each Contributor shall have delivered to FADV a certificate dated the Closing Date to such effect.

(b) Performance of Agreements. All of the agreements of each Contributor to be performed at or prior to the Closing pursuant to this Agreement and the Related Agreements to which such Contributor is a party shall have been duly performed in all material respects, and an officer of each Contributor shall have delivered to FADV a certificate dated the Closing Date to such effect.

(c) Good Standing and Charter Documents.

(i) First American shall have delivered, or caused to be delivered, to FADV:

(A) a copy of the articles or certificate of incorporation (or other charter document) of First American, NA CREDCO, FC CREDCO, CMSI, Credit Services, Teletrack, Teletrack Canada and Bar None, including all amendments thereto, certified by the Secretary of State or other appropriate official of the jurisdiction of organization of each such entity as being true and correct and in effect as of a date not more than ten (10) days prior to the Closing Date;

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(B) a copy of the bylaws, including all amendments thereto, of First American, NA CREDCO, FC CREDCO, CMSI, Credit Services, Teletrack, Teletrack Canada and Bar None, certified by First American’s Secretary or Assistant Secretary as being true and correct and in effect on the Closing Date;

(C) a copy of the articles of organization of Credit Report+, certified by the Maryland State Department of Assessments and Taxation as being true and correct and in effect as of a date not more than ten (10) days prior to the Closing Date, and a copy of the operating agreement of Credit Report+, including all amendments thereto, certified by First American’s Secretary or Assistant Secretary as being true and correct and in effect on the Closing Date;

(D) a copy of the certificate of formation of Newco certified by the Secretary of State of Delaware as being true and correct and in effect as of a date not more than ten (10) days prior to the Closing Date, and a copy of the operating agreement of Newco, including all amendments thereto, certified by First American’s Secretary or Assistant Secretary as being true and correct and in effect on the Closing Date; and

(E) a certificate from the Secretary of State or other appropriate official of the jurisdiction of organization to the effect that First American, Newco, NA CREDCO, FC CREDCO, CMSI, Credit Services, Teletrack, Teletrack Canada, Credit Report+ and Bar None are each in good standing or validly existing in its jurisdiction of organization as of a date not more than ten (10) days prior to the Closing Date.

(ii) FAREISI shall have delivered, or caused to be delivered, to FADV:

(A) a copy of the articles of incorporation, including all amendments thereto, of FAREISI and Membership Services, certified by the Secretary of State of California as being true and correct and in effect as of a date not more than ten (10) days prior to the Closing Date;

(B) a copy of the bylaws, including all amendments thereto, of FAREISI and Membership Services, certified by FAREISI’s Secretary or Assistant Secretary as being true and correct and in effect on the Closing Date;

(C) a copy of the certificate of organization of CIG, certified by the Secretary of State of Delaware as being true and correct and in effect as of a date not more than ten (10) days prior to the Closing Date, and a copy of the operating agreement of CIG, including all amendments thereto, certified by FAREISI’s Secretary or Assistant Secretary as being true and correct and in effect on the Closing Date;

(D) certificates from the Secretary of State of Delaware to the effect that CIG and DealerTrack are each in good standing or validly existing in such State as of a date not more than ten (10) days prior to the Closing Date; and

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(E) certificates from the Secretary of State of California to the effect that FAREISI and Membership Services are each in good standing or validly existing in such State as of a date not more than ten (10) days prior to the Closing Date.

(iii) FARES shall have delivered, or cause to be delivered, to FADV:

(A) a copy of the articles of organization of FARES, certified by the Secretary of State of California as being true and correct and in effect as of a date not more than ten (10) days prior to the Closing Date, and a copy of the operating agreement of FARES, including all amendments thereto, certified by FARES’ Secretary or Assistant Secretary as being true and correct and in effect on the Closing Date;

(B) a copy of the certificate of incorporation of PR CREDCO, including all amendments thereto, certified by the Secretary of State of Delaware as being true and correct and in effect as of a date not more than ten (10) days prior to the Closing Date;

(C) a copy of the bylaws, including all amendments thereto, of PR CREDCO, certified by FARES’ Secretary or Assistant Secretary as being true and correct and in effect on the Closing Date; and

(D) a certificate from the Secretary of State or other appropriate official of the jurisdiction of organization to the effect that FARES, and PR CREDCO is each is in good standing or validly existing in its jurisdiction of organization as of a date not more than ten (10) days prior to the Closing Date.

(d) No Material Adverse Effect. As of the Closing Date there shall have been no Material Adverse Effect on the Business, and there shall not have occurred any change or development that would be reasonably likely to have a Material Adverse Effect on the Business.

(e) Certificates. Contributors shall have delivered or caused to have been delivered to FADV the certificates evidencing the following interests, properly endorsed in blank for transfer or accompanied by duly executed stock powers (or in lieu thereof an affidavit of lost certificate and an indemnification agreement reasonably acceptable to FADV) or, if any of the following interests are not certificated, Contributors shall have caused the transfers thereof to have been duly recorded on the books and records of the applicable issuer:

(i) all of the issued and outstanding shares of Common Stock of NA CREDCO;

(ii) all of the issued and outstanding shares of Common Stock of CMSI;

(iii) all of the issued and outstanding shares of Common Stock of Teletrack;

(iv) all of the issued and outstanding shares of Common Stock of Membership Services;

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(v) all of the outstanding membership interests of CIG;

(vi) all of the issued and outstanding shares of Common Stock of PR CREDCO; and

(vii) all of the issued and outstanding shares of Common Stock of Bar None.

(f) Consents. Bank of America, N.A. shall have provided to FADV a written consent to the Transaction. Each third party with a Contract relating to the Business set forth on Schedule 6.2(f) shall have provided to FADV a written consent to the assignment of the applicable Contract to FADV as contemplated by the Transaction if assignment is required by the terms of such Contract.

(g) Proceedings. As of the Closing Date, all corporate proceedings of Contributors to be taken in connection with the transactions contemplated by this Agreement, the Related Agreements and all documents incident hereto and thereto shall be reasonably satisfactory in form and substance to FADV, and FADV shall have received copies of all such documents and other evidences as it may reasonably request in order to establish the consummation of such transactions and the taking of all corporate proceedings in connection therewith.

(h) Related Agreements. Each of the Related Agreements shall have been duly executed and delivered by the parties thereto (other than the FADV).

(i) Corporate Record Books; DealerTrack Interest. Contributors shall have delivered or caused to have been be delivered to FADV the original corporate record books and stock or membership interest record books of the Companies and Bar None, and the certificates evidencing the DealerTrack Interest and the outstanding capital stock or equity interests, as applicable, held by each Company that owns one or more Subsidiaries, including all of the issued and outstanding shares of Common Stock of FC CREDCO, all of the issued and outstanding shares of Common Stock of Credit Services, all of the issued and outstanding shares of Teletrack Canada, and all of the outstanding membership interests of Credit Report+ (or in lieu thereof an affidavit of lost certificate and an indemnification agreement reasonably acceptable to FADV).

(j) Resignation Letters. Contributors shall have delivered to FADV the resignation letters of all members of the boards of directors and management committees of the Companies and Bar None and/or any officer of the Companies and Bar None as FADV shall have requested at or prior to the Closing, together with an acknowledgment that they have no prior or present claim whatsoever against the Company or Companies for which they served or Bar None, as applicable, in connection with so acting as directors and/or officers.

(k) Opinion of FADV Financial Advisor. The Independent Committee shall have been advised in writing by its financial advisor, Morgan Stanley & Co., that in such advisor’s opinion, as of May 23, 2005, the price to be paid for contribution of the Business and the DealerTrack Interest under the Related Agreements is fair to FADV from a financial point of view.

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(l) Audited Financial Statements. First American shall have delivered, or caused to have been delivered, to FADV the audited and unaudited financial statements of the Business required to be included in FADV’s filings with the SEC (the “Audited Financial Statements”), including the Preliminary Proxy Statement, and such Audited Financial Statements shall be consistent in all material respects with all of the Financial Statements (as defined in each Contribution Agreement) considered as a whole.

6.3 Conditions of Contributors. The obligations of each Contributor to consummate the Transaction are additionally subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

(a) Truth of Representations and Warranties. The representations and warranties of FADV contained herein and in the Related Agreements to which it is a party shall be true and accurate in all material respects, in each case at and as of the date of this Agreement or such Related Agreement, as applicable, and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of another date (in which case such representation and warranty shall be true and accurate in all material respects as of such date) or as expressly provided for in this Agreement or a Related Agreement), and an officer of FADV shall have delivered to Contributors a certificate dated the Closing Date to such effect.

(b) Performance of Agreements. All of the agreements of FADV to be performed at or prior to the Closing pursuant to this Agreement and the Related Agreements to which FADV is a party shall have been duly performed in all material respects, and an officer of FADV shall have delivered to Contributors a certificate dated the Closing Date to such effect.

(c) Good Standing and Charter Documents. FADV shall have delivered, or caused to be delivered, to Contributors (i) a copy of the certificate of incorporation of FADV, including all amendments thereto, certified by the Secretary of State of Delaware as being true and correct and in effect as of a date not more than ten (10) days prior to the Closing Date; (ii) a copy of the bylaws, including all amendments thereto, of FADV, certified by FADV’s Secretary or Assistant Secretary as being true and correct and in effect on the Closing Date; and (iii) a certificate from the Secretary of State of Delaware to the effect that FADV is in good standing or validly existing in Delaware as of a date not more than ten (10) days prior to the Closing Date.

(d) No Material Adverse Effect. As of the Closing Date there shall have been no Material Adverse Effect on FADV, and there shall not have occurred any change or development that would be reasonably likely to have a Material Adverse Effect on FADV.

(e) Class B Common Stock Certificates. FADV shall have delivered or caused to have been delivered to Newco an aggregate total of 30,048,780 shares of Class B Common Stock.

(f) Notice. FADV shall have timely delivered to the Nasdaq National Market the notice required by Nasdaq Marketplace Rule 4310(c)(17)(D).

(g) Proceedings. As of the Closing Date, all corporate proceedings of FADV to be taken in connection with the transactions contemplated by this Agreement, the Related Agreements and all documents incident hereto and thereto shall be reasonably satisfactory in

LOSANGELES 396222 (2K)	-24-

form and substance to Contributors, and Contributors shall have received copies of all such documents and other evidences as they may reasonably request in order to establish the consummation of such transactions and the taking of all corporate proceedings in connection therewith.

(h) Related Agreements. The Related Agreements to which FADV is a party shall have been duly executed and delivered by the parties thereto (other than Contributors).

(i) Standstill Agreement. FADV shall have delivered to Contributors a written waiver of FADV’s rights under the Standstill Agreement, dated as of June 5, 2003, between First American and FADV (the “Standstill Agreement”), with respect to the Transaction, and FADV shall have delivered to Contributors the written approval of the Transaction by a majority of the Disinterested Directors (as defined in the Standstill Agreement).

(j) Opinion of First American Financial Advisor. First American shall have been advised in writing by its financial advisor, Lehman Brothers, that in such advisor’s opinion, as of May 25, 2005, the price to be received for contribution of the Business and the DealerTrack Interest under the Related Agreements is fair to Contributors from a financial point of view.

ARTICLE VII.

TERMINATION

7.1 Events of Termination. This Agreement may be terminated in whole, but not in part, as follows:

(a) at any time by mutual written agreement of the Parties;

(b) by FADV, by written notice to First American if the conditions set forth in Sections 6.1 and 6.2 hereof shall not have been complied with or performed on or prior to the one hundred twentieth (120th) calendar day from the date hereof (or such later date as the Parties may have agreed to in writing) in any material respect and FADV shall not have materially breached any of its representations, warranties, covenants or agreements contained herein;

(c) by First American, by written notice to FADV if the conditions set forth in Sections 6.1 and 6.3 hereof shall not have been complied with or performed on or prior to the one hundred twentieth (120th) calendar day from the date hereof (or such later date as the Parties may have agreed to in writing) in any material respect and no Contributor shall have materially breached any of its representations, warranties, covenants or agreements contained herein;

(d) by First American or FADV, by written notice to the other, if the Board of Directors of FADV or the Independent Committee shall have withdrawn or adversely modified its approval or recommendation of the Transaction;

(e) by FADV or First American, by written notice to the other Parties, if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction;

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(f) by either First American or FADV, by written notice to the other, if at the Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of FADV in favor of this Agreement, the Related Agreements and the Transaction, including approval of the Certificate of Amendment, shall not have been obtained as required by Section 6.1(d);

(g) by either First American or FADV, by written notice to the other, if Morgan Stanley & Co., FADV’s financial advisor, withdraws its opinion referred to in Section 6.2(k) or otherwise notifies the Board of Directors of FADV that it may no longer rely on such opinion;

(h) by either First American or FADV, by written notice to the other, if Lehman Brothers, First American’s financial advisor, withdraws its opinion referred to in Section 6.3(j) or otherwise notifies the Board of Directors of First American that it may no longer rely on such opinion;

(i) by FADV by written notice to First American delivered prior to the Closing, if FADV reasonably determines that the developments set forth in any notice delivered by Contributors under Section 5.7, together with any developments set forth in any other notice or notices delivered by Contributors under Section 5.7, will result in a material breach of any representation or warranty of First American or FAREISI contained in the First American Contribution Agreement;

(j) by FADV by written notice to First American delivered prior to the Closing, if FADV reasonably determines that the developments set forth in any notice delivered by Contributors under Section 5.7, together with any developments set forth in any other notice or notices delivered by Contributors under Section 5.7, will result in a material breach of any representation or warranty of FARES contained in the FARES Contribution Agreement;

(k) by First American by written notice to FADV delivered prior to the Closing, if First American reasonably determines that the developments set forth in any notice delivered by FADV under Section 5.7, together with any developments set forth in any other notice or notices delivered by FADV under Section 5.7, will result in a material breach of any representation or warranty of FADV contained in the First American Contribution Agreement;

(l) by First American by written notice to FADV delivered prior to the Closing, if First American reasonably determines that the developments set forth in any notice delivered by FADV under Section 5.7, together with any developments set forth in any other notice or notices delivered by FADV under Section 5.7, will result in a material breach of any representation or warranty of FADV contained in the FARES Contribution Agreement; or

(m) in whole and not in part by FADV, by written notice to First American, if, as a condition to receiving the approval of the Transaction by any Governmental Entity, FADV or any of its Subsidiaries or Affiliates shall be required to, or required to agree to, (i) divest, sell or hold separate or agree to license to its competitors, before or after the Closing Date, any of FADV’s, its Subsidiaries’ or Affiliates’, the Business’ or Bar None’s businesses, product lines, properties or assets, (ii) make any material changes or accept material restrictions in the

LOSANGELES 396222 (2K)	-26-

operation of such businesses, product lines, properties or assets or (iii) make any changes or accept any restrictions in any of FADV’s, its Subsidiaries’ or Affiliates’, the Business’ or Bar None’s businesses, product lines, properties, assets, or to this Agreement, the Related Agreements or the Transaction.

7.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 7.1, all further obligations of the Parties under this Agreement (other than pursuant to Sections 5.2(c) (Confidentiality), 9.2 (Expenses) and 9.3 (Confidentiality), which shall continue in full force and effect) shall terminate without further liability or obligation of any Party to any other Party hereunder; provided, however, that no Party shall be released from liability hereunder if this Agreement is terminated and the Transaction abandoned by reason of (a) willful failure of such Party to have performed its obligations hereunder and (b) any knowing misrepresentation made by such Party of any matter set forth herein.

ARTICLE VIII.

NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 General. Except for the covenants and agreements in Section 5.1 and the covenants and agreements which, by their express terms, are to be performed after the Closing Date, none of the representations, warranties, covenants and agreements of the Parties in this Agreement shall survive the Closing, and thereafter no Party and no Subsidiary, officer, director, member, manager or employee of any such Party, shall have any liability under this Agreement with respect to any such representation, warranty, covenant or agreement except for liabilities arising from intentional fraud, willful (tortious or illegal) misconduct or criminal acts.

ARTICLE IX.

MISCELLANEOUS

9.1 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a Person, the Person making such representation or warranty confirms that the senior executive officers of such Person have made a reasonable inquiry of the managers reporting to them as to the matters that are the subject of such representations and warranties.

9.2 Expenses. Except as expressly provided herein, each Party shall bear its own (a) costs incurred as a result of the Transaction, including payments to third parties, if any, to obtain their consent to such transfer and (b) professional fees and related costs and expenses (including fees, costs and expenses of accountants, attorneys, benefits specialists, investment banks, financial advisors, tax advisors and appraisers) incurred by it in connection with the preparation, execution and delivery of this Agreement and the Related Agreements and the Transaction.

9.3 Publicity; Confidentiality. Except as otherwise required by law, neither First American (and its Affiliates) nor FADV (and its Affiliates) shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the Related Agreements or the matters contained herein or therein, without obtaining the prior written consent of the other to the contents and the manner of presentation and publication thereof, which consent shall not be unreasonably or untimely withheld, delayed

LOSANGELES 396222 (2K)	-27-

or conditioned; provided, however, that either First American or FADV may, without the prior written consent of the other, issue any such press release or other public statement as may, upon the advice of counsel, be required by law or the rules or regulations of the New York Stock Exchange or the Nasdaq National Market, as applicable, if it has used all reasonable efforts to consult with the other.

9.4 Governing Law; Jurisdiction.

(a) The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York (exclusive of conflict of laws principles) applicable to agreements executed and to be performed solely within such State.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court sitting in the borough of Manhattan, New York, or Federal court of the United States of America in the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the Related Agreements or the agreements delivered in connection herewith or therewith or the Transaction or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4.

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9.5 Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail, postage prepaid, addressed as follows:

(a)	If to FADV, to:

First Advantage Corporation

One Progress Plaza

Suite 2400

St. Petersburg, Florida 33701

Facsimile:	(727) 214-3401
Attention:	John Long
Julie Waters

with a copy (which shall not constitute notice) to:

Independent Committee

c/o Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Facsimile:	(212) 450-3800
Attention:	John H. Butler

(b)	If to any Contributor other than FARES, to:

The First American Corporation

1 First American Way

Santa Ana, California 92707

Facsimile:	(714) 800-3325
Attention:	Parker Kennedy
Kenneth DeGiorgio

with a copy (which shall not constitute notice) to:

White & Case LLP

633 West Fifth Street, Suite 1900

Los Angeles, California 90071

Facsimile:	(213) 687-0758
Attention:	Neil W. Rust

(c)	If to FARES, to:

The First American Corporation

1 First American Way

Santa Ana, California 92707

Facsimile:	(714) 800-3325
Attention:	Parker Kennedy
Kenneth DeGiorgio

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and

Experian Information Solutions, Inc.

475 Anton Boulevard

Costa Mesa, California 92626

Facsimile:	(714) 830-2513
Attention:	Senior Vice President and Lead Counsel

with a copy (which shall not constitute notice) to:

White & Case LLP

633 West Fifth Street, Suite 1900

Los Angeles, California 90071

Facsimile:	(213) 687-0758
Attention:	Neil W. Rust

or such other address or number as shall be furnished in writing by any such Party. Except for a notice of a change of address, which shall be effective only upon receipt thereof, all such notices, requests, demands, waivers and communications properly addressed shall be effective: (i) if sent by U.S. mail, three (3) Business Days after deposit in the U.S. mail, postage prepaid; (ii) if sent by FedEx or other overnight delivery service, one (1) Business Day after delivery to such service; (iii) if sent by personal courier, upon receipt; and (iv) if sent by facsimile, upon receipt.

9.6 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party hereto, other than by operation of law, except that FADV may assign any of its rights and benefits (but not its obligations) hereunder to any of its wholly-owned subsidiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

9.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

9.8 Entire Agreement. This Agreement, including the Related Agreements, the Confidentiality Agreement and the other documents referred to herein and therein, and in the exhibits and schedules thereto which form a part thereof, contains the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement, including the Related Agreements, the Confidentiality Agreement and the other documents referred to herein and therein, supersedes all prior oral and written agreements and understandings between the Parties with respect to such subject matter.

9.9 Amendments. This Agreement may not be amended or modified orally, but only by an agreement in writing signed by the Parties and consented to by the Independent Committee; provided that non-substantive changes to the Exhibits attached hereto may be made by the Parties without the consent of the Independent Committee.

9.10 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of

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this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

9.11 Extension; Waiver. At any time prior to the Closing, the Parties may, to the extent legally allowed, but shall not be obligated to, (a) extend the time for performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Parties contained herein; provided that, except as otherwise permitted by this Agreement, any extension or waiver granted by FADV shall require the consent of the Independent Committee to be effective. Any agreement on the part of a Party to any such extension or waiver shall be valid only if and to the extent set forth in a written instrument signed by such Party.

9.12 Third Party Beneficiaries. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

9.13 Consent. FADV hereby consents to First American’s assignment of the FADV Note to Newco.

*             *            *

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IN WITNESS WHEREOF, each Party has caused its name to be hereunto subscribed by its duly authorized signatory as of the day and year first above written.

THE FIRST AMERICAN CORPORATION

By:
Name:
Title:

FIRST AMERICAN REAL ESTATE INFORMATION SERVICES, INC.

By:
Name:
Title:

FIRST AMERICAN REAL ESTATE SOLUTIONS, LLC

By:
Name:
Title:

FADV HOLDINGS LLC

By:
Name:
Title:

LOSANGELES 396222 (2K)	-Signature Page- Master Transfer Agreement

FIRST ADVANTAGE CORPORATION

By:
Name:
Title:

LOSANGELES 396222 (2K)	-Signature Page- Master Transfer Agreement